Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

SECOND QUARTER 2016 FINANCIAL RESULTS

Englewood, Colorado, August 5, 2016 - Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today reported second quarter 2016 results.  Highlights include(1):

Attributed to QVC Group

•                  Grew QVC consolidated revenue by 3% and operating income by 4%

•                  QVC consolidated adjusted OIBDA(2)  grew by 4%, excluding QVC France start-up expenses

•                  Grew QVC US revenue by 2% and operating income by 4%(3)

•                  QVC US adjusted OIBDA(2) increased by 4%(3)

•                  QVC consolidated mobile penetration was 58% of QVC.com orders, a 850 basis point increase

•                  QVC US mobile penetration was 57% of QVC.com orders, a 900 basis point increase

•                  zulily revenue grew 23% to $366 million and operating loss was $43 million, primarily as a result of approximately $62 million of amortization of intangible assets recognized in purchase accounting

•                  zulily adjusted OIBDA(2) grew 121% to $31 million

•                  From May 1, 2016 through July 31, 2016, repurchased 5.7 million QVCA shares at an average price per share of $25.75 and a total cost of $146 million

Attributed to Liberty Ventures Group

•                  Closed $2.4 billion investment in Liberty Broadband Series C shares (LBRDK) on May 18, 2016, at a price of $56.23 per share

•                  Completed the spin-off of CommerceHub, Inc. (“CommerceHub”) on July 22, 2016

•                  Filed amended form S-4 announcing split-off of Liberty Expedia Holdings (“Liberty Expedia”) on June 10, 2016; refiled on July 19, 2016

“QVC continues forward in a choppy retail environment,” said Greg Maffei, Liberty Interactive President and CEO. “Activity has been high at Liberty Ventures.  With the closing of the Charter and Time Warner Cable transaction, we closed the investment in Liberty Broadband and have seen an increase in value of over $300 million.  We completed the spin-off of CommerceHub and are pleased with the market interest and response.  We continue to make progress on the split-off of Liberty Expedia and filed amended S-4’s in June and July.”

QVC GROUP — For the quarter, QVC Group’s revenue increased 21% to $2.4 billion, operating income decreased 11% to $254 million, adjusted OIBDA increased 9% to $487 million, net income increased 13% to $127 million and adjusted net income(4) increased 34% to $215 million.  QVC Group’s reported GAAP results include the zulily acquisition beginning in the fourth quarter of 2015 (see the “zulily” section below for a further discussion of the impact of the acquisition).

QVC

“We reported solid second quarter results, with good sales growth in most markets,” said QVC president and CEO Mike George.  “Late in the quarter, we experienced a deceleration in demand in the US that has continued.  As a result, our near-term perspective is more cautious.  Longer term, we remain well-positioned with our highly differentiated retail model, strong customer retention, and our ability to deliver compelling experiences across immersive commerce platforms.”

QVC’s ONE Q organizational structure is allowing it to better leverage its global scale and capabilities, to enhance its competitive position and to create operational efficiencies.  Beginning in the first quarter of 2016, QVC began allocating certain corporate costs for management reporting purposes differently.  Historically, QVC allocated these costs to the market from which the services were provided.  Now, as more of QVC’s centralized costs support initiatives in multiple markets, QVC is allocating costs to the markets that will benefit from the expenditures.  These management cost allocations are related to certain functions, such as merchandising, commerce platforms, information technology, human resources, legal, finance, brand and communications, corporate development and administration.  The cost allocations (from QVC US to QVC International) totaled approximately $7 million in the second quarter and are expected to approximate $34 million in 2016.  As a result of the allocations, the US segment’s operating income and adjusted OIBDA margins were each positively impacted 49 basis points and the international segment’s operating income and adjusted OIBDA margins were negatively impacted 110 basis points in the second quarter.  There was no impact to consolidated operating income and adjusted OIBDA margins.  With the completion of the ONE Q implementation, QVC’s financial disclosure is consistent with the way it evaluates its business performance and manages its operations.

QVC’s consolidated revenue increased 3% in the second quarter to $2.1 billion.  eCommerce revenue increased 11% to $939 million and grew to 46% of consolidated revenue in the quarter from 42% a year ago.  Mobile orders were 58% of total eCommerce orders in the quarter, compared to 49% a year ago.  Operating income increased 4% to $307 million and adjusted OIBDA increased 3% to $463 million.  Operating income margin increased 17 basis points and adjusted OIBDA margin was essentially flat.

US Dollar denominated results were favorably impacted by exchange rate fluctuations in the second quarter.  The Dollar weakened against the Japanese Yen and Euro 12% and 2%, respectively, and strengthened versus the British Pound 6%.

On a constant currency basis(5), consolidated revenue, operating income and adjusted OIBDA increased 2%, 4% and 2%, respectively, compared to a 3%, 4% and 3% increase in US Dollars, respectively.

QVC’s US revenue increased 2% to $1.4 billion in the second quarter. Units sold increased 4%, average selling price per unit (“ASP”) decreased 3% to $56.60 and returns as a percentage of gross product revenue improved 82 basis points.  The US experienced growth primarily in the apparel and accessories categories, which was partially offset by declines primarily in jewelry and electronics.  eCommerce revenue increased 11% to $727 million and grew more than 400 basis points to 51% of total US revenue.  Operating income increased 4% to $236 million and adjusted OIBDA increased 4% to $363 million.  Operating income margin and adjusted OIBDA margin increased 46 and 60 basis points, respectively, reflecting the aforementioned cost allocations from ONE Q.  Excluding the cost allocations, operating income increased 1% and operating income margin was essentially flat, while adjusted OIBDA increased 2% and adjusted OIBDA margin increased 11 basis points.  These results reflect lower bonus and benefit expenses of approximately $16 million and $4 million, respectively, favorable inventory obsolescence expense and higher credit card income, which were partially offset by higher bad debt expenses of approximately $15 million (of which approximately two-thirds represents an increase in accruals for prior periods), increased freight expenses and lower product margins.

Beginning in early June QVC’s US sales began to experience significant headwinds, which have continued.  The sales declines, as compared to prior periods, have averaged in the mid to high single digit percentages.  QVC has developed many initiatives intended to reverse the negative trends and QVC is optimistic, although there is no guarantee, that these actions will have a positive effect.  However, even if these initiatives begin to reverse these trends, it is believed that QVC’s US net revenue and adjusted OIBDA will likely experience negative growth rates for the third quarter.

QVC’s international revenue increased 7% to $635 million in the second quarter.  The revenue performance included the net impact of the aforementioned favorable exchange rate fluctuations.  On a constant currency basis(5), international revenue increased 4% in the quarter, reflecting strong gains in all markets except Japan.  Units sold increased 4% and ASP in constant currency was essentially flat.  QVC International experienced growth in all categories except accessories.  International eCommerce revenue increased 10% to $212 million and grew approximately 80 basis points to 33% of total international revenue.  Operating income increased 4% to $71 million and adjusted OIBDA was flat at $100 million.  On a constant currency basis(5), operating income decreased 1% and adjusted OIBDA decreased 5%, primarily due to the cost allocations from ONE Q and France start-up costs.  On a constant currency basis and excluding the cost allocations and QVC France’s operating income and adjusted OIBDA losses of $9 million and $8 million, respectively, in Q2-16 and $5 million in Q2-15, international operating income increased 15%, operating margin increased 133 basis points, adjusted OIBDA increased 5% and adjusted OIBDA margin increased 15 basis points, primarily due to favorable fixed costs and inventory obsolescence and lower depreciation and amortization, which were partially offset by lower product margins and higher freight expenses.

CNR Home Shopping Co., Ltd. (“CNRS”), QVC’s joint venture in China, increased revenue 4% in local currency in the second quarter.  CNRS’ operating loss and adjusted OIBDA deficit in local currency decreased 33% and 43%, respectively, reflecting lower freight, improved product margins and lower marketing costs, which were partially offset by higher carriage expenses.  This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $1 million reduction in net income for the quarter.

QVC’s total debt, net of original issue discount, was $5.3 billion at June 30, 2016, a decrease of $0.2 billion from March 31, 2016.

zulily

“We accelerated our revenue growth in the second quarter,” said zulily President and CEO Darrell Cavens.  “Our merchandising and operational execution are driving strong growth in our business.  As we look to the back half of 2016 and beyond, we remain obsessed about offering fresh new products and experiences every day that strengthen our brand and market presence.  Additionally, we continue to find valuable new ways to expand our customer reach and leverage the collaboration with QVC to deliver incremental growth opportunities.”

Liberty Interactive acquired zulily on October 1, 2015. Prior to the acquisition, zulily utilized a retail calendar, whereby each fiscal year consisted of four 13-week quarters, with one extra week added in the fourth quarter every five to six years.  Upon acquisition by Liberty Interactive, zulily changed its fiscal year to a calendar year end on a prospective basis.  As a result, the following discussion of zulily’s results for the three months ended June 30, 2016 includes comparisons to zulily’s results for the three months ended June 28, 2015.  In addition, zulily has reclassified certain costs between financial statement line items to conform with Liberty Interactive’s reporting structure for ease of comparability for all reporting periods. zulily’s stand-alone operating results for the three months ended June 28, 2015 and June 30, 2016 were as follows:

	Three Months Ended
(amounts in millions)	June 28, 2015	June 30, 2016
Net revenue	$297	366
Cost of sales	212	257
Gross profit	85	109
Operating expenses	9	11
SG&A expenses (excluding stock-based compensation)	62	67
Adjusted OIBDA	14	31
Stock-based compensation	5	6
Depreciation	4	6
Amortization of intangible assets	—	62
Operating income (loss)	$5	(43)

zulily revenue increased 23% to $366 million in the second quarter driven by strong growth in total orders and a slight increase in average order value.  Mobile orders maintained positive growth and came in at 63% of total orders placed in the quarter, compared to 56% in the year prior.

Operating loss was $(43) million in the second quarter as compared to $5 million of income in the same period last year.  zulily’s second quarter operating loss includes $62 million of amortization of intangible assets, primarily recognized in purchase accounting.

Adjusted OIBDA increased 121% in the second quarter to $31 million, up from $14 million a year ago.  Adjusted OIBDA margin increased 376 basis points, primarily attributed to improved operational efficiency in transportation and fulfillment and a decrease in SG&A expenses as a percentage of revenue due to top-line revenue growth over a partially fixed cost base.

Share Repurchases

From May 1, 2016 through July 31, 2016, Liberty Interactive repurchased approximately 5.7 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $25.75 for total cash consideration of $146 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $6.5 billion, representing approximately 42.8% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization as of August 1, 2016 for QVC Group stock was approximately $518 million.

QVC Group consists of Liberty Interactive’s subsidiaries, QVC, Inc. and zulily, llc, and Liberty Interactive’s interest in HSN.

LIBERTY VENTURES GROUP — On May 13, 2016, a wholly owned subsidiary attributed to Liberty Ventures entered into a margin loan agreement which provides for $450 million of available borrowings.  Pursuant to the margin loan agreement, approximately 5 million shares of Charter Communications, Inc. (“Charter”) were pledged as collateral.  The margin loan matures on November 13, 2017 and had $375 million outstanding as of June 30, 2016.

On May 18, 2016, Liberty Interactive completed a $2.4 billion investment in Liberty Broadband in connection with the merger of Charter and Time Warner Cable, Inc.  The proceeds of this investment were used by Liberty Broadband to fund, in part, its acquisition of $5 billion of stock in the new public parent company, New Charter, of the combined enterprises.  Liberty Interactive, along with third party investors, all of whom invested on the same terms as Liberty Interactive, purchased newly issued shares of Liberty Broadband Series C common stock at a per share price of $56.23, which was determined based upon the fair value of Liberty Broadband’s net assets on a sum-of-the-parts basis at the time the investment agreements were executed.  Liberty Interactive’s investment in Liberty Broadband was funded using cash on hand and is attributed to the Liberty Ventures Group.

On June 10, 2016, Liberty Interactive filed an amendment to its registration statement disclosing that the previously announced spin-off of Liberty Expedia (comprised of, among other things, Liberty Interactive’s interest in Expedia, Inc., Liberty Interactive’s subsidiary Bodybuilding.com, LLC and $400 million of debt) would be changed to a mandatory redemptive split-off.  The transaction is subject to, among other conditions, shareholder approval and is expected to be completed at the end of the third quarter or early in the fourth quarter of 2016.

Subsequent to June 30, 2016:

•                  Holders of the 0.75% Exchangeable Senior Debentures exchanged approximately $148 million principal value and Liberty Ventures Group elected to make cash payments totaling approximately $173 million to settle the obligations, which are expected to be funded through a combination of cash on hand, margin loan capacity, as well as the sale of Time, Inc. (“TIME”) and Time Warner, Inc. (“TWX”) shares.  Pro-forma for these exchanges, there are approximately 1.2 million shares of CHTR, 2 million shares of TWX and 0.25 million shares of TIME underlying the remaining 0.75% Exchangeable Senior Debentures.

•                  Liberty Ventures Group entered into a margin loan agreement which provides for $300 million of available borrowings.  Pursuant to the margin loan agreement, Liberty Ventures’ shares of Expedia were pledged as collateral.  The margin loan matures on the earlier of the Expedia Holdings split-off date or December 31, 2016.

•                  On July 22, 2016, Liberty Interactive completed the previously announced spin-off of CommerceHub and distributed to holders of Liberty Ventures Series A and Series B common stock (i) 0.1 of a share of the corresponding series of CommerceHub common stock and (ii) 0.2 of a share of CommerceHub Series C common stock, in each case, for each share of Liberty Ventures common stock held through the distribution date, July 22, 2016.  CommerceHub began regular-way trading on July 25th under the tickers CHUBA, CHUBB and CHUBK.  CommerceHub will be conducting its Q2 quarterly earnings conference call on August 22nd.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from May 1, 2016 through July 31, 2016.  The total remaining repurchase authorization for Liberty Ventures Group stock as of July 31, 2016 was $650 million.

Including the impact of the CommerceHub spin-off, the businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive’s businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Liberty Broadband, Lending Tree and FTD, its subsidiaries Bodybuilding.com and Evite, and minority interests in Charter, Time Warner and Interval Leisure.

FOOTNOTES

(1)         Liberty Interactive’s President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive’s earnings conference call which will begin at 12:15 p.m. (E.D.T.) on August 5, 2016.  For information regarding how to access the call, please see “Important Notice” later in this document.

(2)         For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

(3)         Including the impact of the new cost allocations associated with ONE Q.

(4)         For a definition of adjusted net income and applicable reconciliations, see the accompanying schedules.

(5)         For a definition of constant currency financial metrics and applicable reconciliations, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS — QUARTER

(amounts in millions)	2Q15	2Q16	% Change
Revenue
QVC US	$1,406	$1,428	2%
QVC International(1)	592	635	7%
Total QVC Revenue	1,998	2,063	3%
zulily(2)	NA	366	NA
Intergroup eliminations	NA	(5)	NA
Total QVC Group Revenue	$1,998	$2,424	21%

Gross Margins
QVC US	38.0%	37.6%
QVC International(1)	38.7%	38.0%
zulily(2)	NA %	29.8%

Operating Income
QVC US(3)	$226	$236	4%
QVC International(1)(3)	68	71	4%
Total QVC Operating Income	294	307	4%
zulily	NA	(43)	NA
Corporate and Other	(10)	(10)	—%
Total QVC Group Operating Income	$284	$254	(11)%

Adjusted OIBDA
QVC US(3)	$349	$363	4%
QVC International(1)(3)	100	100	—%
Total QVC Adjusted OIBDA	449	463	3%
zulily(2)	NA	31	NA
Corporate and Other	(4)	(7)	75%
Total QVC Group Adjusted OIBDA	$445	$487	9%

Net Income and Adjusted Net Income
Total QVC Group Net Income	$112	$127	13%
Total QVC Group Adjusted Net Income(4)	$161	$215	34%

China JV(5)
Revenue	$38	$38	—%
Adjusted OIBDA	$(5)	$(1)	80%

(amounts in millions)
QVCA Shares Outstanding	7/31/2015	7/31/2016
Outstanding A and B shares	461	476

(amounts in millions)	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	6/30/2015	6/30/2016
Basic Weighted Average Shares Outstanding (“WASO”)	469	479
Potentially dilutive Shares	7	6
Diluted WASO	476	485

(1)         Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.

(2)         Includes zulily as of the beginning of the fourth quarter 2015.

(3)         Includes the reallocation of $7 million in corporate costs from QVC US to QVC International for the second quarter 2016.

(4)         See reconciling schedule 4.

(5)         This joint venture is being accounted for as an equity investment.

QVC OPERATING METRICS — QUARTER

(amounts in millions)	2Q15	2Q16	% Change
QVC - Consolidated
Total eCommerce revenue ($)	$848	$939	11%
Total eCommerce revenue (%)	42.4%	45.5%	310	bps
Mobile % of total eCommerce(1)	49.4%	57.9%	850	bps
LTM Total Customers(2)	12.5	12.7	2%

QVC - US
US eCommerce revenue ($)	$655	$727	11%
US eCommerce revenue (%)	46.6%	50.9%	430	bps
Mobile % of US eCommerce(1)	47.6%	56.6%	900	bps
LTM Total Customers(2)	8.1	8.2	1%
Return Rate	19.3%	18.5%	(80	)bps

zulily
Mobile % of total orders	56.0%	63.2%	720	bps
LTM Total Customers(2)	4.9	5.0	2%

(1)         Based on gross US Dollar orders.

(2)         LTM:  Last twelve months.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2016 to the same period in 2015.

The following financial information with respect to Liberty Interactive’s equity affiliates and available for sale securities is intended to supplement Liberty Interactive’s condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	3/31/2016	6/30/2016
HSN(1)	$1,047	$979
Total Attributed QVC Group	$1,047	$979

Charter(2)	$—	$1,225
Expedia(3)	2,545	2,509
FTD(4)	268	255
Liberty Broadband(5)	—	2,561
Tree.com(6)	271	245
Other Public Holdings(7)	1,662	479
Total Attributed Liberty Ventures Group	$4,746	$7,274

(1)         Represents fair value of QVC Group’s investment in HSN.  In accordance with GAAP, QVC Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $180 million and $182 million at March 31, 2016 and June 30, 2016, respectively.

(2)         Represents fair value of Liberty Ventures Group’s investment in Charter.  Liberty Ventures Group accounts for this investment at fair value.

(3)         Represents fair value of Liberty Ventures Group’s investment in Expedia.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $894 million and $888 million at March 31, 2016 and June 30, 2016, respectively.

(4)         Represents fair value of Liberty Ventures Group’s investment in FTD.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $261 million and $259 million at March 31, 2016 and June 30, 2016, respectively.

(5)         Represents fair value of Liberty Ventures Group’s investment in Liberty Broadband.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting, but has elected fair value treatment.

(6)         Represents fair value of Liberty Ventures Group’s investment in Tree.com.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying values which aggregated $28 million and $28 million at March 31, 2016 and June 30, 2016, respectively.

(7)         Represents Liberty Ventures Group’s other public holdings which are accounted for at fair value.   This figure includes Liberty Ventures Group’s investment in Interval, which was reclassified as available for sale during the second quarter.  For the period ended March 31, 2016, Interval Leisure was classified as an equity method security with a historical carrying value of $118 million.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2016	6/30/2016
Cash and Liquid Investments Attributable to:
QVC Group	$440	$394
Liberty Ventures Group(1)	2,904	116
Total Liberty Consolidated Cash and Liquid Investments	$3,344	$510

Less:
Short-term marketable securities - Liberty Ventures Group	$601	$—
Total Liberty Consolidated Cash (GAAP)	$2,743	$510

Debt:
Senior notes and debentures(2)	$791	$791
Senior exchangeable debentures(3)	346	345
QVC senior notes(2)	3,550	3,550
QVC bank credit facility	1,894	1,675
Other	72	76
Total Attributed QVC Group Debt	$6,653	$6,437
Unamortized discount, fair market value adjustment and deferred loan costs	(38)	(39)
Total Attributed QVC Group Debt (GAAP)	$6,615	$6,398

Senior exchangeable debentures(3)	$2,040	$1,419
Ventures margin loan	—	375
Other	33	29
Total Attributed Liberty Ventures Group Debt	$2,073	$1,823
Fair market value adjustment	188	6
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,261	$1,829

Total Liberty Interactive Corporation Debt (GAAP)	$8,876	$8,227

(1)         Includes $601 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2016.

(2)         Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(3)         Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group declined $46 million in the second quarter.  Share repurchases, debt repayment and capital expenditures were partially offset by cash provided by operations.  Total debt attributed to the QVC Group decreased by $216 million, primarily due to repayments on QVC’s credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group declined $2.8 billion, primarily due to the investment in Liberty Broadband as well as net repayment of certain debt obligations.

Important Notice: Liberty Interactive (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei, will discuss Liberty Interactive’s earnings release in a conference call which will begin at 12:15 p.m. (E.D.T.) on August 5, 2016.  The call can be accessed by dialing (844) 307-2219 or (678) 509-7635 at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release and replays of the call will also be available on Liberty Interactive’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, market conditions, sales demand, the expected benefits and synergies from the acquisition of zulily, the implementation of new marketing and fulfillment processes at zulily, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures, the satisfaction of the conditions to the proposed split-off of Liberty Expedia and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive’s business which may affect the statements made in this presentation.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty Interactive’s tracking stocks. The offer and sale of shares in the proposed split-off will only be made pursuant to Liberty Expedia’s effective registration statement. Liberty Interactive stockholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the transaction (a preliminary filing of which has been made with the SEC) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information about the split-off. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5420.

Participants in a Solicitation

The directors and executive officers of Liberty Interactive and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding the directors and executive officers of Liberty Interactive is available in its definitive proxy statement, which was filed with the SEC on July 8, 2016, and certain of its Current Reports on Form 8-K.  For other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, see the joint proxy statement/ prospectus (a preliminary filing of which has been made with the SEC).  Free copies of this document may be obtained as described in the preceding paragraph.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, the QVC Group, QVC (and certain of its subsidiaries), zulily and the Liberty Ventures Group together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this presentation includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit).

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a valuable supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

This presentation also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Liberty Interactive believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC Group, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the attached schedules for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income and adjusted OIBDA (Schedule 5).

SCHEDULE 1

The following table provides a reconciliation of QVC Group’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2015, September 30, 2015, December 31, 2015, March 31, 2016,  and June 30, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q15	3Q15	4Q15	1Q16	2Q16
QVC Group
Adjusted OIBDA(1)(2)	445	421	620	433	487
Depreciation and amortization	(149)	(141)	(215)	(209)	(214)
Stock compensation expense	(12)	(16)	(20)	(18)	(19)
Operating Income	$284	$264	$385	$206	$254

(1)         Includes zulily beginning with the fourth quarter of 2015.

(2)         zulily’s results for the fourth quarter 2015 include the impact of a $17 million non-cash, one-time reduction in deferred revenue.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and zulily (beginning with the fourth quarter of 2015) to that entity or such businesses’ operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2015, September 30, 2015, December 31, 2015, March 31, 2016 and June 30, 2016, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	2Q15	3Q15	4Q15	1Q16	2Q16
QVC Group
QVC Adjusted OIBDA
QVC US	$349	$333	$479	$326	$363
QVC International	100	97	129	89	100

Consolidated QVC adjusted OIBDA	449	430	608	415	463
Depreciation and amortization	(148)	(141)	(146)	(148)	(146)
Stock compensation	(7)	(9)	(7)	(6)	(10)
Operating Income	$294	$280	$455	$261	$307

zulily
Adjusted OIBDA(1)	$ NA	$ NA	$21	$23	$31
Depreciation and amortization	NA	NA	(69)	(61)	(68)
Stock compensation	NA	NA	(5)	(5)	(6)
Operating Income	$ NA	$ NA	$(53)	$(43)	$(43)

(1)         Includes zulily as of the beginning of the fourth quarter 2015.  Fourth quarter 2015 adjusted OIBDA includes the impact of a $17 million one-time, non-cash purchase accounting reduction in deferred revenue.

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Liberty Ventures Group to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2015, September 30, 2015, December 31, 2015, March 31, 2016 and June 30, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q15	3Q15	4Q15	1Q16	2Q16

QVC Group Adjusted OIBDA	$445	$421	$620	$433	$487
Liberty Ventures Group Adjusted OIBDA	14	13	14	4	8
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$459	$434	$634	$437	$495
Depreciation and amortization	(161)	(150)	(224)	(217)	(221)
Stock compensation	(29)	(37)	(46)	(31)	(24)
Consolidated Liberty Interactive Corp. Operating Income	$269	$247	$364	$189	$250

SCHEDULE 4

The following table provides a reconciliation of QVC Group’s adjusted net income to its net income calculated in accordance with GAAP for the three months ended June 30, 2015, September 30, 2015, December 31, 2015, March 31, 2016 and June 30, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q15	3Q15	4Q15	1Q16	2Q16	LTM
QVC Group
Net income(1)	$112	$154	$223	$90	$127	$594
QVC purchase accounting amort., net deferred tax benefit (2)	49	49	50	50	50	199
zulily purchase accounting amort., net deferred tax benefit (3)	—	—	39	36	38	113
QVC Group Adjusted net income	$161	$203	$312	$176	$215	$906

QVCA/B shares outstanding as of July 31, 2016						476
Adjusted LTM earnings per share						$1.90

(1)         Includes the results of zulily beginning in the fourth quarter of 2015.  zulily’s results for the fourth quarter 2015 include the impact of a $17 million non-cash, one-time reduction in deferred revenue, net of book deferred tax benefit.

(2)         Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit (gross non-cash, non-tax deductible purchase accounting amortization was $316 million for the twelve months ended December 31, 2015, and is applied ratably across the four quarters in each year).

(3)         Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of zulily, net of book deferred tax benefit.

SCHEDULE 5

The following table provides a comparison of the year over year percentage change in QVC Group’s constant currency revenue, operating income, adjusted OIBDA and ASP to the comparable figures calculated in accordance with GAAP for the three months ended June 30, 2016.

	Percent Change for
	Three Months Ended 6/30/2016
	As Reported	Constant Currency
QVC
Consolidated Revenue	3%	2%
Consolidated Operating Income	4%	4%
Consolidated Adj. OIBDA	3%	2%
International Revenue	7%	4%
International Operating Income	4%	(1)%
International Adj. OIBDA	—	(5)%
International ASP	1%	—

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

June 30, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$394	116	—	510
Trade and other receivables, net	861	52	(1)	912
Inventory, net	1,043	45	—	1,088
Other current assets	190	14	—	204
Total current assets	2,488	227	(1)	2,714
Investments in available-for-sale securities and other cost investments	4	1,766	—	1,770
Investments in affiliates, accounted for using the equity method	225	1,300	—	1,525
Investment in Liberty Broadband measured at fair value	—	2,561	—	2,561
Property and equipment, net	1,194	36	—	1,230
Intangible assets not subject to amortization	9,396	128	—	9,524
Intangible assets subject to amortization, net	1,274	39	—	1,313
Other assets, at cost, net of accumulated amortization	49	7	—	56
Total assets	$14,630	6,064	(1)	20,693
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$221	(221)	—	—
Accounts payable	622	19	—	641
Accrued liabilities	586	48	—	634
Current portion of debt	356	1,431	—	1,787
Other current liabilities	126	27	(1)	152
Total current liabilities	1,911	1,304	(1)	3,214
Long-term debt	6,042	398	—	6,440
Deferred income tax liabilities	1,226	2,531	—	3,757
Other liabilities	273	15	—	288
Total liabilities	9,452	4,248	(1)	13,699
Equity/Attributed net assets (liabilities)	5,066	1,826	—	6,892
Noncontrolling interests in equity of subsidiaries	112	(10)	—	102
Total liabilities and equity	$14,630	6,064	(1)	20,693

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$2,424	139	2,563

Operating costs and expenses:
Cost of sales	1,538	83	1,621
Operating, including stock-based compensation	157	20	177
Selling, general and administrative, including stock-based compensation	261	33	294
Depreciation and amortization	214	7	221
	2,170	143	2,313
Operating income (loss)	254	(4)	250

Other income (expense):
Interest expense	(71)	(21)	(92)
Share of earnings (losses) of affiliates, net	9	(9)	—
Realized and unrealized gains (losses) on financial instruments, net	5	338	343
Gains (losses) on dispositions	—	2	2
Other, net	20	79	99
	(37)	389	352
Earnings (loss) before income taxes	217	385	602
Income tax benefit (expense)	(79)	(136)	(215)
Net earnings (loss)	138	249	387
Less net earnings (loss) attributable to noncontrolling interests	11	—	11
Net earnings (loss) attributable to Liberty stockholders	$127	249	376

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$1,998	254	2,252

Operating costs and expenses:
Cost of sales	1,234	175	1,409
Operating, including stock-based compensation	142	24	166
Selling, general and administrative, including stock-based compensation	189	58	247
Depreciation and amortization	149	12	161
	1,714	269	1,983
Operating income (loss)	284	(15)	269

Other income (expense):
Interest expense	(70)	(20)	(90)
Share of earnings (losses) of affiliates, net	9	78	87
Realized and unrealized gains (losses) on financial instruments, net	8	24	32
Gains (losses) on dispositions	—	111	111
Other, net	(31)	2	(29)
	(84)	195	111
Earnings (loss) from continuing operations before income taxes	200	180	380
Income tax benefit (expense)	(80)	(42)	(122)
Net earnings (loss)	120	138	258
Less net earnings (loss) attributable to noncontrolling interests	8	8	16
Net earnings (loss) attributable to Liberty stockholders	$112	130	242

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2016- (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$236	222	458
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	423	15	438
Stock-based compensation	37	18	55
Cash payments for stock based compensation	—	(91)	(91)
Excess tax benefit from stock based compensation	(7)	(1)	(8)
Share of (earnings) losses of affiliates, net	(30)	51	21
Cash receipts from return on equity investments	14	13	27
Realized and unrealized gains (losses) on financial instruments, net	(4)	(332)	(336)
(Gains) losses on dispositions	—	(9)	(9)
Deferred income tax (benefit) expense	(94)	390	296
Other, net	22	(85)	(63)
Intergroup tax allocation	274	(274)	—
Intergroup tax payments	(104)	104	—
Changes in operating assets and liabilities
Current and other assets	369	23	392
Payables and other current liabilities	(491)	(17)	(508)
Net cash provided (used) by operating activities	645	27	672

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	129	129
Investments in and loans to cost and equity investees	—	(42)	(42)
Capital expended for property and equipment	(110)	(15)	(125)
Purchases of short term and other marketable securities	—	(264)	(264)
Sales of short term and other marketable securities	12	1,162	1,174
Investment in Liberty Broadband	—	(2,400)	(2,400)
Other investing activities, net	(2)	1	(1)
Net cash provided (used) by investing activities	(100)	(1,429)	(1,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	778	587	1,365
Repayments of debt	(923)	(1,096)	(2,019)
Repurchases of Liberty common stock	(417)	—	(417)
Min. withholding taxes on net settlements of stock-based comp	(13)	—	(13)
Excess tax benefit from stock-based compensation	7	1	8
Other financing activities, net	(13)	3	(10)
Net cash provided (used) by financing activities	(581)	(505)	(1,086)
Effect of foreign currency rates on cash	4	—	4
Net increase (decrease) in cash and cash equivalents	(32)	(1,907)	(1,939)
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end period	$394	116	510

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$280	130	410
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	301	28	329
Stock-based compensation	24	20	44
Cash payments for stock based compensation	—	(10)	(10)
Excess tax benefit from stock-based compensation	(14)	(2)	(16)
Share of losses (earnings) of affiliates, net	(33)	(57)	(90)
Cash receipts from return on equity investments	14	13	27
Realized and unrealized gains (losses) on financial instruments, net	2	(30)	(28)
(Gains) losses on dispositions	—	(111)	(111)
Deferred income tax (benefit) expense	(91)	61	(30)
Other, net	25	7	32
Intergroup tax allocation	43	(43)	—
Intergroup tax payments	(55)	55	—
Changes in operating assets and liabilities
Current and other assets	283	4	287
Payables and other current liabilities	(208)	(38)	(246)
Net cash provided (used) by operating activities	571	27	598

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	(2)	(96)	(98)
Cash receipts from return of equity investments	200	—	200
Capital expended for property and equipment	(80)	(24)	(104)
Purchases of short term and other marketable securities	(80)	(546)	(626)
Sales of short term and other marketable securities	93	584	677
Other investing activities, net	(47)	—	(47)
Net cash provided (used) by investing activities	84	169	253

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,098	369	1,467
Repayments of debt	(1,288)	(340)	(1,628)
Repurchases of QVC Group common stock	(377)	—	(377)
Min. withholding taxes on net settlements of stock-based comp	(14)	1	(13)
Excess tax benefit from stock-based compensation	14	2	16
Other financing activities, net	(4)	(20)	(24)
Net cash provided (used) by financing activities	(571)	12	(559)
Effect of foreign currency rates on cash	(9)	—	(9)
Net increase (decrease) in cash and cash equivalents	75	208	283
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$497	2,092	2,589